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                                                                    EXHIBIT 23.1


                            [Letterhead of KPMG LLP]



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
R. G. Barry Corporation:


We consent to incorporation by reference in Registration Statement Nos. 33-23567, 33-23568, 33-67594, 33-67596, 33-81820, 33-83252, 333-06875, 333-28671
and 333-81105 on Forms S-8 and S-3 of R. G. Barry Corporation of our reports dated February 17, 2000, relating to the consolidated balance sheets of R. G. Barry Corporation and subsidiaries as of January 1, 2000 and January 2, 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows and related financial statement schedules for each of the fiscal years in the three-year period ended January 1, 2000, which reports appear in the 1999 annual report on Form 10-K of R. G. Barry Corporation.


/s/ KPMG LLP

Columbus, Ohio
March 24, 2000